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EXHIBIT 99.1




FOR IMMEDIATE RELEASE
                                                    CONTACT:
                                                    Patrick Gallagher
                                                    Edward Howard & Co.
                                                    (216) 781-2400


               AMERICAN STONE ANNOUNCES THAT IT HAS SOLD AN OPTION
                    TO PURCHASE A PORTION OF ITS REAL ESTATE

AMHERST, Ohio, May 27, 2004 -American Stone Corporation, a subsidiary of American Stone Industries, Inc. (AMST.OB), today announced that it has executed an option agreement with Trans European Securities International LLP, a European consortium, under which the consortium acquires an option to purchase approximately 900 acres of American Stone's real estate located in Lorain County, Ohio, for a purchase price of $23,740,000.

        The property has frontage on State Route 113 and Quarry Road. It is approximately three miles from the Ohio Turnpike with access at Baumhart Road, Route 58 and Route 57.

        Under the terms of the agreement, the consortium has an option for a period of 15 months to purchase the real estate. To acquire the option, the consortium will pay American Stone $250,000: $125,000 paid today and $125,000 paid 270 days from today.

        During the option period, the consortium, in cooperation with American Stone, will conduct due diligence on the real estate.

        Upon the exercise of the option, the consortium has agreed to purchase the real estate and pay to American Stone: $5,000,000 within 30 days of the exercise; $10,000,000 one year later; and the balance of the purchase price, or $8,490,000, on the second anniversary of the closing date.

        In addition to the purchase price noted above, the consortium has agreed to share with American Stone a portion of its earnings that would relate to other than residential sales of the real estate.

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        The sale of this portion of American Stone's real estate will not interfere with any of American Stone's existing or planned stone quarrying or processing operations. American Stone and Cleveland Quarries will continue to operate in all respects as they have previous to this transaction.

        American Stone Industries is a holding company that mines and sells stone predominantly for the building stone market through its wholly owned subsidiary, American Stone Corporation. American Stone Corporation owns and operates Cleveland Quarries in Amherst, Ohio, one of the world's largest sandstone quarries. The Company's stock is traded on the OTC Bulletin Board under the symbol AMST.

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on Management's expectations and beliefs concerning future events affecting the Company and are subject to risks and uncertainties that could cause actual results to differ materially from the expectations expressed in or implied by forward-looking statements. Such risks include, but are not limited to, trends within the building construction industry, actions by competitors, equipment and operational problems, the success of advertising and promotional efforts, changes in relationships with major customers or in the financial condition of those customers, and the adequacy of the Company's financial resources and the availability and terms of any additional capital. There can be no assurances that the Company will be successful in its efforts to reduce costs, raise capital, become profitable, or achieve positive cash flow in the foreseeable future. Further information about these matters is set forth in the Company's Form 10-KSB annual report filed with the Securities and Exchange Commission.

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